UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 3, 2020 (August 2, 2020)

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transaction period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $1 par value	VAR	New York Stock Exchange

Item 1.01.  Entry into a Material Definitive Agreement.

On August 2, 2020, Varian Medical Systems, Inc., a Delaware corporation (the “Company”), Siemens Healthineers Holding I GmbH, a company organized under the laws of Germany (“Parent”), Falcon Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and, with respect to certain provisions, Siemens Medical Solutions USA, Inc., a Delaware corporation (the “Guarantor”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the time the Merger becomes effective (the “Effective Time”), each share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) outstanding immediately prior to the Effective Time, other than (a) shares of Company Common Stock (“Shares”) owned by Parent, Merger Sub or the Company (unless held on behalf of third parties), (b) Shares held by stockholders of the Company who have properly exercised and perfected appraisal rights under Delaware law and (c) Shares underlying or comprising unexercised, unvested or unsettled equity awards, will be cancelled and converted into the right to receive cash in the amount of $177.50 per share (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, (a) each option to purchase a share of Company Common Stock and each stock appreciation right granted under the Company’s stock plans that is outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive a cash payment equal to the Merger Consideration, net of the exercise price, and (b) each other stock-based award that is outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive a cash payment equal to the product of the Merger Consideration and the number of shares subject to the award. For outstanding options and stock-based awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement will be determined based upon target performance.

Concurrently with the execution of the Merger Agreement, Siemens Healthineers AG, the ultimate parent company of Parent (“Siemens Parent”), delivered a letter of support to the Company (the “Letter of Support”), providing that Siemens Parent (a) guarantees the performance and discharge of all covenants, agreements, obligations and liabilities of Parent, Merger Sub and the Guarantor under the Merger Agreement, (b) agrees that it will perform and discharge all covenants, agreements, obligations and liabilities of Parent under certain specified covenants of the Merger Agreement as if it were Parent under the Merger Agreement and (c) agrees to provide all support and funds necessary in connection with the foregoing and agrees to cause its affiliates to honor the satisfaction of all covenants, agreements, obligations and liabilities of Parent, Merger Sub and the Guarantor under the Merger Agreement.

The Board of Directors of the Company (the “Board”) has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby. The closing of the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding Shares entitled to vote (the “Company Stockholder Approval”). The closing of the Merger is also subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; receipt of specified regulatory approvals; receipt of the approval of the Committee on Foreign Investment in the United States (“CFIUS”); the absence of any newly enacted law, injunction or order prohibiting the Merger; the accuracy of the representations and warranties contained in the Merger Agreement (generally subject to a material adverse effect qualification); compliance in all material respects with the covenants and agreements in the Merger Agreement; and absence of a Company Material Adverse Effect (as defined in the Merger Agreement) on the Company since the date of the Merger Agreement that is continuing.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (a) to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Merger, subject to certain exceptions, (b) not to engage in specified types of actions during this period, subject to certain exceptions, (c) subject to certain exceptions, to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and (d) subject to certain exceptions, not to solicit or negotiate alternative proposals or withdraw, modify or qualify in a manner adverse to Parent or Merger Sub the recommendation of the Board that the Company’s stockholders approve the adoption of the Merger Agreement.

The Merger Agreement contains certain termination rights, including that either party may terminate the Merger Agreement if, subject to certain exceptions and limitations, the Merger has not closed by August 2, 2021 (subject to an automatic extension to October 2, 2021 and an additional automatic extension to December 2, 2021, if on such date all of the closing conditions except those relating to regulatory approvals and CFIUS approval have been satisfied or waived) (the “End Date”). Additionally, the Company may terminate the Merger Agreement under specified circumstances to accept an unsolicited superior proposal from a third party and Parent may terminate the Merger Agreement if, before the Company Stockholder Approval has been obtained, the Board changes its recommendation that the Company’s stockholders approve the adoption of the Merger Agreement.

The Merger Agreement provides that, upon termination of the Merger Agreement by the Company or Parent under specified circumstances (including termination by the Company to accept a superior proposal), a termination fee of $450 million will be payable by the Company to Parent (if Parent so elects).

The Merger Agreement also provides that a reverse termination fee of $925 million will be payable by Parent to the Company (if the Company so elects) if the Merger Agreement is terminated by the Company or Parent under certain specified circumstances (including as a result of failing to obtain regulatory approvals (other than the CFIUS approval) by the End Date).

The Merger Agreement also provides that a reverse termination fee of $450 million will be payable by Parent to the Company (if the Company so elects) if the Merger Agreement is terminated by the Company or Parent under certain other specified circumstances (including as a result of failing to obtain CFIUS approval by the End Date).

The Merger Agreement also provides that either party may seek to compel the other party to specifically perform its obligations under the Merger Agreement.

The foregoing description of the Merger Agreement and the Letter of Support does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Letter of Support, which are filed as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement and the Letter of Support have been included to provide investors with information regarding their terms. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement and the Letter of Support were made only for purposes of the Merger Agreement and the Letter of Support as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement and the Letter of Support, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement and the Letter of Support instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement or the Letter of Support and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement and the Letter of Support, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Agreements

On August 1, 2020, the Company entered into amended and restated Change in Control Agreements (the “CIC Agreements”) with each of Dow R. Wilson, the Company’s President and Chief Executive Officer; J. Michael Bruff, the Company’s Chief Financial Officer; Kolleen T. Kennedy, the Company’s President, Proton Solutions and Chief Growth Officer; and Christopher A. Toth, the Company’s President, Oncology Systems (together, the “Named Executive Officers”). The material terms of the CIC Agreements are generally similar to those of the Named Executive Officers’ prior change in control agreements except that the restated agreements (1) extend the period of severance protection from 18 months following a change in control to 24 months following a change in control; (2) reduce the period of the COBRA benefits continuation of the severance benefits from 24 months following termination to 18 months following termination; (3) substantially revise the definition of good reason; and (4) provide for make-whole payments to indemnify the Named Executive Officers for any negative economic impact resulting from the application of the excise tax under Section 4999 of the Internal Revenue Code in connection with the Merger. The foregoing description of the CIC Agreements does not purport to be complete and is qualified in its entirety by reference to the executed CIC Agreements, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01.  Other Events.

On August 2, 2020, the Company issued a press release announcing entry into the Merger Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger by and among Siemens Healthineers Holding I GmbH, Falcon Sub Inc., Varian Medical Systems, Inc. and, with respect to certain provisions, Siemens Medical Solutions USA, Inc., dated as of August 2, 2020

2.2	Letter of Support between Siemens Healthineers AG and Varian Medical Systems, Inc., dated August 2, 2020

10.1	Change in Control Agreement between Varian Medical Systems, Inc. and Dow R. Wilson, effective as of August 1, 2020

10.2	Change in Control Agreement between Varian Medical Systems, Inc. and J. Michael Bruff, effective as of August 1, 2020

10.3	Change in Control Agreement between Varian Medical Systems, Inc. and Kolleen T. Kennedy, effective as of August 1, 2020

10.4	Change in Control Agreement between Varian Medical Systems, Inc. and Christopher A. Toth, effective as of August 1, 2020

99.1	Press Release dated August 2, 2020

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

Additional Information About the Merger and Where to Find It

This Current Report on Form 8-K relates to the proposed transaction involving the Company. This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, and the Company’s website, www.varian.com. In addition, the documents (when available) may be obtained free of charge by directing a request to Investor Relations by email at investors@varian.com or by calling (650) 424-5631.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the definitive proxy statement for the Company’s 2020 Annual Meeting of Stockholders, which was filed with the SEC on December 20, 2019, or its Annual Report on Form 10-K for the year ended September 27, 2019, and in other documents filed by the Company with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward Looking Statements

Except for historical information, this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning the Company’s future orders and the anticipated impact of the COVID-19 pandemic on the Company’s business; and any statements using the terms “could,” “believe,” “expect,” “promising,” “outlook,” “should,” “well-positioned,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: (1) the future impact of the COVID-19 pandemic on the Company’s business, including but not limited to, the impact on its workforce, operations, supply chain, demand for products and services, and the Company’s financial results and condition; (2) the Company’s ability to successfully manage the challenges associated with the COVID-19 pandemic; (3) the Company’s ability to achieve expected synergies from acquisitions; (4) risks associated with integrating recent acquisitions; (5) global economic conditions and changes to trends for cancer treatment regionally; (6) currency exchange rates and tax rates; (7) the impact of the Tax Cuts and Jobs Act; (8) the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; (9) recent and potential future tariffs or a global trade war; (10) demand for and delays in delivery of the Company’s products; (11) the Company’s ability to develop, commercialize and deploy new products; (12) the Company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; (13) changes in regulatory environments; (14) risks associated with the Company providing financing for the construction and start-up operations of particle therapy centers, challenges associated with commercializing the Company’s Proton Solutions business; (15) challenges to public tender awards and the loss of such awards or other orders; (16) the effect of adverse publicity; (17) the Company’s reliance on sole or limited-source suppliers; (18) the Company’s ability to maintain or increase margins; (19) the impact of competitive products and pricing; (20) the potential loss of key distributors or key personnel; (21) challenges related to entering into new business lines; (22) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (23) the failure to obtain the approval of the Company’s stockholders, the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the transaction, (24) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; (25) the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (26) the ability to meet expectations regarding the timing and completion of the transaction; and (27) the other risks listed from time to time in the Company’s filings with the SEC. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to the Company’s Annual Report on Form 10-K for the year ended September 27, 2019 and subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ Michael D. Hutchinson
Name:	Michael D. Hutchinson
Title:	SVP, Chief Legal Officer, Corporate Secretary

Dated: August 3, 2020